BOOMERANG SYSTEMS, INC.  ANNOUNCES PRIVATE OFFERING OF COMMON STOCK

Morristown, NJ — June 6, 2011 — Boomerang Systems, Inc.  (OTCQB: BMER), announced today that it intends to offer up to $25 million of its common stock in a private placement (the “Offering”), subject to market conditions.

The Offering will be made only to accredited investors pursuant to Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).  The shares being offered have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

The Company intends to use the net proceeds from the offering for working capital, general corporate purposes and capital expenditures.

This press release is being issued pursuant to Rule 135c under the Securities Act, and it is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Boomerang  Systems, Inc.

Boomerang Systems, Inc. is a company engaged in the business of selling, designing, engineering, manufacturing, installing and supporting its own line of fully automated parking systems and fully automated self storage systems.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Boomerang Systems, Inc.’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “intend,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Boomerang’s expectations.  These risk factors include, but are not limited to, the Company’s ability to successfully complete the proposed Offering and the dilution to existing stockholders if the Offering is completed, and the risks and uncertainties identified by Boomerang Systems, Inc. under the headings “Risk Factors” in its latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These factors are elaborated upon and other factors may be disclosed from time to time in Boomerang Systems, Inc.’s filings with the Securities and Exchange Commission. Boomerang expressly does not undertake any duty to update forward-looking statements.

Investor Relations Contact: Ryan Campbell at 973-538-1194 or email at ryanc@boomerangsystems.com